Exhibit 99.1

Creative Medical Technology Holdings, Inc. April 2019 Shareholder Update

9:15 AM ET 4/30/19 | PR Newswire

PHOENIX, April 30, 2019 /PRNewswire/ -- (OTCQB-CELZ) Creative Medical Technology Holdings, Inc. announced today an update of its activities:

As we are releasing updates on a regular basis, we will only cover new activities. The absence of reporting on a specific area of our business should not be construed as a lack of concentration in that area but due to the short window of time between shareholder updates. We appreciate our shareholders' desire for "real time" information but some aspects of our business take time.

CaverStem(TM) domestic activities: We are continuing marketing to physicians across the United States. Since our last shareholder update an additional five physicians have expressed interest in joining CaverStem(TM). We are currently vetting those physicians and will submit contracts for their review and signature. Once contracts are in place, we will schedule training and begin marketing for patient awareness.

These physicians came to us through our physician marketing program. We are continuing to use this marketing tool with mailers and emails with follow up telephone communication with physicians across the country.

As previously disclosed, we have and will continue to use social media to build patient awareness with the use of Google Ad Words and banner advertising. We believe social media is a great resource as 80% of patients find us, using their phones and tablets. In order to continue to grow patient awareness print advertising is now being used and we are continuing to develop our television commercial which will be edited to direct patients to each physician in their area.

Dr. Narayan and his staff at North Florida Urology were trained on April 24(th) with five patients successfully treated. Training for Dr. Liu in San Francisco is scheduled on May 2(nd) and Dr. Sanderson in Honolulu will be trained in May. Other physicians are scheduled the first of June.

Patient testimonials discussing the procedure and the positive results are being filmed and will be posted on our caverstem.com website and our social media pages.

CaverStem(TM) International activities: We are continuing to treat patients in Italy and the first patients treated within the past 2 months have expressed positive results. This will be covered in a separate press release by Dr. Antonini and the company.

Additionally, our electronic patient registry is complete and is being forwarded to physicians. This registry is intended to include data from our clinical trial, data from treating physicians using centrifuge technology with a 30cc to 60cc bone marrow aspiration and our second generation, needle only, mini bone marrow aspiration technology drawing a maximum of 20cc of bone marrow. Recent publications have disclosed that with the second generation needle technology a larger amount of pure cell product is harvested because of a reduction in dilution of blood, thus requiring a reduced bone marrow aspiration. The registry will enable the company to gather and maintain ongoing HIPAA compliant information on patient demographics, history and treatment progress. Patient names and addresses will not be included on the registry or disclosed to the company.

We have received positive feedback from treating physicians in the United States and Europe of a 70% to 100% efficacy in their patients. This percentage may fluctuate depending on the age and health of the patients and cause and severity of their erectile dysfunction.

FemCelz(TM): as previously announced, we are progressing with the development of the FemCelz(TM) procedure for the treatment of female sexual dysfunction. The first patients are scheduled for May 2(nd) in San Francisco. Additional patients are being scheduled in other cities.

We continue to move forward on all aspects of our business. The dedication of our team towards building the fundamentals of the company and shareholder value remain as strong as ever and the addition of medical industry veterans allows us to grow the company on a domestic and international level at a faster pace than at any time since inception of the company.

We would also like to thank our shareholders for their support, including the many shareholders from the medical field who have expressed positive feedback on our progress.

We are currently finalizing our Q1 financials and expect to file by the May 15, 2019 deadline.

About Creative Medical Technology Holdings

Creative Medical Technology Holdings, Inc. is a commercial stage biotechnology company currently trading on the OTCQB under the ticker symbol CELZ. For further information about the company go to www.creativemedicaltechnology.com. For more information on our Caverstem(TM) procedure please go to www.caverstem.com.

Forward-Looking Statements

OTC Markets has not reviewed and does not accept responsibility for the adequacy or accuracy of this release. This news release may contain forward-looking statements including but not limited to comments regarding the timing and content of upcoming clinical trials and laboratory results, marketing efforts, funding, etc. Forward-looking statements address future events and conditions and, therefore, involve inherent risks and uncertainties. Actual results may differ materially from those currently anticipated in such statements. See the periodic and other reports filed by Creative Medical Technology Holdings, Inc. with the Securities and Exchange Commission and available on the Commission's website at www.sec.gov.

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SOURCE Creative Medical Technology Holdings, Inc.

/CONTACT: Timothy Warbington, Chief Executive Officer, Tel: (480) 789-9939